UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 3, 2014 (October 1, 2014)

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 15th Floor
New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with David S. Kay

On October 1, 2014 (the “Effective Date”), in connection with David S. Kay’s assumption of the role of Chief Executive Officer of American Realty Capital Properties, Inc. (the “Company”) (as previously announced), Mr. Kay entered into an Amended and Restated Employment Agreement with ARC Properties Operating Partnership, L.P., the Company’s operating partnership (the “Operating Partnership”), and the Company (the “Employment Agreement”). The Employment Agreement amends and restates the Employment Agreement entered into between the Operating Partnership and Mr. Kay dated November 22, 2013, and generally provides for the same terms, except as follows:

•	Mr. Kay will be employed as the Chief Executive Officer of the Company for an initial term of four years commencing on the Effective Date, which term will automatically renew for additional one-year periods unless either party provides 60 days’ notice of non-renewal prior to the end of the then current term.
•	Mr. Kay will report to the Company’s Board of Directors (the “Board”).
•	As of the Effective Date, Mr. Kay’s base salary will be $854,000 per year.
•	The Company agreed to make the following one-time grants to Mr. Kay:
•	a promotion grant on the Effective Date of 165,838 fully vested shares of the Company’s common stock, which shares were granted at a value equal to $2,000,000;
•	a promotion grant on the Effective Date of 331,675 restricted shares of the Company’s common stock, which shares were granted at a value equal to $4,000,000 and will vest on each of the first, second, third and fourth anniversaries of the Effective Date (the “Time-Based Grant”); and
•	a promotion grant, to be made as soon as reasonably practicable following the Effective Date upon the approval by the Compensation Committee of the Board of performance metrics, of a number of restricted shares of the Company’s common stock to be granted at a value equal to $2,000,000 that will vest based on the achievement of such performance metrics (the “Performance-Based Grant”).

Vesting of the Time-Based Grant and the Performance-Based Grant are generally subject to Mr. Kay’s continued service, except that they will become fully vested upon a termination of his employment without Cause (as defined in the Employment Agreement), his death or a termination of his employment due to disability.

•	Mr. Kay has agreed to purchase an additional number of shares of the Company’s common stock equal in value to not less than $1,000,000 (the “Purchased Shares”).
•	Any annual cash and equity incentive bonuses payable to Mr. Kay for 2014 will be based on a base salary of $663,000 paid for the period from December 16, 2013 through December 31, 2014 and, in lieu of cash, Mr. Kay’s annual cash bonus for 2014 will be paid in fully vested shares of the Company’s common stock (“2014 Award Shares”), as previously announced.
•	During the term of Mr. Kay’s employment under the Employment Agreement, the Purchased Shares and any 2014 Award Shares will be subject to a lock-up agreement between the Company and Mr. Kay.
•	The Company and the Operating Partnership agreed to grant to Mr. Kay on the Effective Date an additional 10% participation percentage under the Company’s 2014 Multi-Year Outperformance Plan.
•	In the event of Mr. Kay’s termination without Cause, Mr. Kay will be entitled to receive:
•	cash severance payable in installments over the 18-month period following the date of termination in an amount equal to either:
o	if such termination occurs prior to a change in control (as defined in the Employment Agreement), an amount equal to the sum of (x) his base salary for the number of whole months remaining in the term, absent such termination, plus (y) an amount equal to (i) 2.5 times base salary, times (ii) the product of the number of whole months remaining in the term times 0.85 and (iii) the product of (i) and (ii) shall then be divided by 12; but, in no event shall such termination payment exceed $7.0 million; or
o	if such termination occurs upon or following a change of control, an amount equal to 2.99 times the sum of (i) his base salary plus (ii) an amount equal to his target annual cash bonus plus target annual stock bonus for the year of termination.

•	continued payment of the premiums for certain life and disability insurance policies for two years following the date of such termination; and
•	outplacement services at a cost not to exceed $10,000.

Further, in addition to any accrued but unpaid annual cash bonus from the year prior to the termination, in the event of a termination of Mr. Kay’s employment without Cause, his death or a termination due to disability, he will receive payment of a pro-rated portion of his target annual cash bonus for the year of termination.

•	Amounts payable to Mr. Kay will be reduced in the event such payments are subject to the excise tax applicable to “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and such reduction would result in a greater payment to Mr. Kay on an after-tax basis.

The foregoing description of the Employment Agreement is only a summary and is qualified in its entirety by reference to the Employment Agreement, a copy of which will be filed with the U.S. Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

October 3, 2014	By:	/s/ David S. Kay
	Name:	David S. Kay
	Title:	Chief Executive Officer and Director